UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No._ 6 _)*

                               MBT Financial Corp.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   578877102
                        ------------------------------
                                 (CUSIP Number)

                                    12/31/03
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X ] Rule 13d-1(b)

[  ] Rule 13d-1(c)

[  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   578877102
           ---------
-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          Monroe Bank & Trust
          38-6048545
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [  ]
      (b) [  ]
-------------------------------------------------------------------------------
 3    SEC USE ONLY
-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION   Michigan
-------------------------------------------------------------------------------

NUMBER OF  SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5    SOLE VOTING POWER-----------------------------------------------2,660,248

6    SHARED VOTING POWER--------------------------------------------   522,343

7    SOLE DISPOSITIVE POWER------------------------------------------2,660,248

8    SHARED DISPOSITIVE POWER--------------------------------------    522.343

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    3,182,591
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)[   ]
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)    18.2%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)   BK
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Item 1

    (a)  Name of Issuer
            MBT Financial Corp.
	    TIN:  38-3516922
	    CIK:  0001118237
    (b)  Address of Issuer's Principal Executive Offices
            102 E. Front St.
            Monroe, MI  48161

Item 2

    (a)  Name of Person Filing
            Mobank and Co., nominee account for Monroe Bank & Trust, Trust Department
    (b) Address of Principal Business Office or, if none, Residence 102 E. Front Street
            Monroe, MI  48161

     (c)  Citizenship
            Michigan

    (d)  Title of Class of Securities
            Common Stock

    (e)  CUSIP Number
  	    578877102

Item 3. If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

    (a)  [  ]  Broker or dealer registered under section 15 of the Act

    (b)  [X ] Bank as defined in section 3(a)(6) of the Act

    (c)  [  ] Insurance company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

    (e)  [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

    (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j)  [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a)  Amount beneficially owned:
	    3,182,591
    (b)  Percent of class:  18.2%

    (c)  Number of shares as to which the person has:

        (i)   Sole power to vote or to direct the vote      2,660,248

        (ii)  Shared power to vote or to direct the vote     522,343

        (iii) Sole power to dispose or to direct the disposition of 2,660,248

        (iv)  Shared power to dispose or to direct the disposition of 522,343

Instruction. For computations regarding securities which represent a right to acquire an underlying security see 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Mobank and Co. has the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable


Item 8.  Identification and Classification of Members of the Group.
		             Not Applicable


Item 9.  Notice of Dissolution of a Group   Not Applicable


Item 10.  Certification

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     January 14, 2004
                                         ----------------------------------
                                                       Date


                                                 /s/ James E. Morr
                                         ----------------------------------
                                                     Signature

                                           James E. Morr
                                           Partner
		                           Mobank and Co.




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

ACN/Form 13G  (C) 2002: Advisor Consultant Network, Inc.